EXHIBIT 10.159

CONSULTING SERVICES AGREEMENT

This Agreement is made between USURF America, Inc. (the "Company"), having its principal offices at 8748 Quarters Lake Road, Baton Rouge, Louisiana, and B. Edward Haun & Company ("BEH & Co."), having its principal offices at 621 17th Street, Suite 845, Denver, Colorado 80293.

 1. Appointment. The Company hereby agrees to engage BEH & Co. as a consultant, and BEH & Co. agrees to provide the Company the services described herein commencing on the mutual execution of this Agreement.

 2. Services. BEH & Co. shall provide to the Company consultation services relative, but not limited, to interactions with the investment community. Specifically, BEH & Co. shall introduce management of the Company to qualified individuals, securities brokers and other investment managers and firms, and coordinate one-to-one meetings between the company and such individuals and/or entities.

 3. Term. The term of this Agreement shall be for a period of six (6) months, commencing April 22, 2002, and terminating October 22, 2002.

 4. Compensation. In consideration of the services to be performed by BEH & Co., the Company agrees to pay to Consultant the compensation set forth on Exhibit "A" attached hereto and incorporated herein by this reference.

 5. Expenses. The Company shall reimburse BEH & Co. for any expenses, pre-approved by the Company in writing, incurred in rendering its services to the Company. BEH & Co. shall provide full details of all such expenditures by way of itemized expense reports with original receipts.

 6. Non-disclosure of Certain Information. Until such time as the same may become publicly known, the parties agree that any information provided to either of them by the other of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of BEH & Co.'s services and upon the written request of the Company, any original documentation provided by the Company will be returned to it. BEH & Co., including each of its affiliates, will not directly or indirectly buy or sell the securities of the Company at any time when it or they are privy to non-public information.

 BEH & Co. agrees that it will not disseminate any printed matter relating to the Company, including, without limitation, press releases, without prior written approval of the Company or the Company's legal counsel.

 BEH & Co. agrees that it will comply with all applicable securities laws, in performing on behalf of the Company hereunder.

 7. Arbitration. In the event of a dispute between the parties arising out of this Agreement, both BEH & Co. and the Company agree to submit such dispute to arbitration before the American Arbitration Association (the "Association") at its Denver, Colorado, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment can be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys fees to the prevailing party.

 8. Assignability. This Agreement is not assignable in whole or in any part, and shall be binding upon the parties, their heirs, representatives, successors or assigns.

 9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

USURF AMERICA, INC.

By: /s/ DOUGLAS O. MCKINNON

Douglas O. McKinnon

President and Chief Executive Officer

Dated: April 22, 2002

B. EDWARD HAUN & COMPANY

By: /s/ Bruce E. Haun

Name: Bruce E. Haun

Title: CEO

Dated: April 22, 2002

Exhibit "A"

Consulting Services Agreement

B. Edward Haun & Company

COMPENSATION TO BE PAID BY THE COMPANY TO BEH & CO.

As full payment for BEH & Co.'s services under the Consulting Services Agreement (the "Agreement") to which this Exhibit "A" relates, BEH & Co. shall receive, upon the mutual execution of the Agreement, the following:

250,000 shares of Company common stock, which shares shall be valued at a price of $.12 per share, or $30,000, in the aggregate.

The Company shall cause all 250,000 shares to be issued to BEH & Co. hereunder to be registered, at the Company's expense, pursuant to a Registration Statement on Form S-1 expected to be filed in the near future with the SEC. BEH & Co. shall be named as a selling shareholder in such Registration Statement.

BEH & Co. represents and warrants to the Company that the shares of the Company being acquired pursuant to the Agreement are being acquired for its own account and for investment and not with a view to the public resale or distribution of such shares and further acknowledges that the shares being issued have not been registered under the Securities Act or any state securities law and are "restricted securities", as that term is defined in Rule 144 promulgated by the SEC, and must be held indefinitely, unless they are subsequently registered or an exemption from such registration is available.

BEH & Co. represents and warrants that it has investigated the Company, its financial condition, business and prospects, and has had the opportunity to ask questions of, and to receive answers from, the Company with respect thereto. BEH & Co. acknowledges that it is aware that the Company currently lacks adequate capital to pursue its full plan of business, specifically, that the Company currently lacks capital with which to exploit its proprietary Wireless Internet access technology.

BEH & Co. acknowledges that the share certificate or certificates of the Company issued to it pursuant to this Agreement will bear a legend restricting future transfer in the following , or similar, form:

"THE STOCK REPRESENTED BY THIS CERTIFICATE HAS BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED. THE STOCK MAY NOT BE TRANSFERRED WITHOUT REGISTRATION, EXCEPT IN A TRANSACTION EXEMPT FROM SUCH REGISTRATION."